Exhibit (d)(aa)(3)

PACIFIC SELECT FUND

AMENDMENT NO. 3 TO THE PORTFOLIO MANAGEMENT AGREEMENT

This AMENDMENT made effective December 31, 2014, to the Portfolio Management Agreement (the “Agreement”) made the 2nd day of February, 2009, as previously amended on May 1, 2011, and on August 1, 2014, by and among Western Asset Management Company, a California Corporation (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Portfolio Manager and Trust (collectively, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2. Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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PSF Amend No. 3 WAMCO	Page 1 of 2

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

WESTERN ASSET MANAGEMENT COMPANY

By:	/s/ W. Stephen Venable	By:
	Name: W. Stephen Venable		Name:
	Title: US Legal		Title:

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

PSF Amend No. 3 WAMCO	Page 2 of 2

Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective:	December 31, 2014

Portfolio:	Diversified Bond Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on the following:

(a) The annual percentage of the combined* average daily net assets of the Diversified Bond Portfolio and the Segment of the Pacific Funds PF Managed Bond Fund managed by the Portfolio Manager according to the following schedule:

Rate%	Break Point (asset)
0.225%	First $300 million
0.150%	Excess over $300 million up to $2 billion
0.100%	Excess over $2 billion

(b) Multiplied by the combined* average daily net assets of the Diversified Bond Portfolio and the Segment of the Pacific Funds PF Managed Bond Fund managed by Portfolio Manager for the relevant calendar month.

Portfolio:	Inflation Strategy Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on the following:

(a) The annual percentage of the combined* average daily net assets of the Inflation Strategy Portfolio and the Segment of the PF Inflation Managed Fund managed by the Portfolio Manager according to the following schedule:

Rate%	Break Point (asset)
0.125%	First $100 million
0.075%	Next $100 million
0.050%	Next $800 million
0.040%	Next $1 billion
0.030%	Excess over $2 billion

(b) Multiplied by the combined* average daily net assets of the Inflation Strategy Portfolio and the Segment of the PF Inflation Managed Fund managed by the Portfolio Manager for the relevant calendar month.

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If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

*	Assets are combined only while the Portfolio Manager is managing both the Portfolio of Pacific Select Fund and the Fund of Pacific Funds. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Pacific Select Fund Portfolio only.

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